Exhibit (A)(1)(J)

Offer to Purchase for Cash

by

Playtika Holding Corp.

Up to 51,813,472 Shares of its Common Stock

At a Cash Purchase Price of $11.58 per Share

Notice of extension of deadline to submit the Declaration Form and

Supplemental Declaration Form or the ITA Waiver

March 27, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Reference is made to the offer by Playtika Holding Corp., a Delaware corporation (the “Company”) to purchase for cash up to 51,813,472 shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), at a price equal to $11.58 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer, dated August 29, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and the Letter to Transmittal, the “Offer”), which expired one minute after 11:59 p.m., New York City time, on Monday, October 3, 2022.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials. Upon the terms and subject to the conditions of the Offer, the Company purchased approximately 51,813,472 Shares in the Offer on the Expiration Date.

Please note the Company and American Stock Transfer & Trust Company, LLC (“AST”), as the Depositary, have agreed to extend the deadline for submission by holders of the Shares for either (i) the Declaration Form and Supplemental Declaration Form or (ii) the ITA Waiver, together with the applicable supporting documents (such as copy of a valid passport and, in certain cases, a tax residency certificate). The deadline for direct holders is now June 27, 2023 (extended from the previous deadline of March 27, 2023). In addition, if any of the Shares are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee that is a participant at the Depositary Trust Company (“DTC”), such Shares are subject to the procedures established by the Depositary with respect to the consideration pursuant to the Offer and the DTC, regarding the classification of such Shares for Israeli withholding tax purposes and the deadline to complete such procedures is now July 1, 2023 (extended from the previous deadline of April 1, 2023).

Please reach out to your clients to inform them of the extended deadlines and remind them to submit either (i) the Declaration Form and Supplemental Declaration Form or (ii) the ITA Waiver, in which the beneficial owner of the Shares is to provide declarations, documents and information necessary for AST as the Depositary to determine the tax amounts (if any) which need to be withheld from such holder’s cash pursuant to applicable law.

We urge you to contact your clients as promptly as possible. Please inform them that the Company and the Depositary do not intend to extend the deadlines again. Please also inform them that failure to take these actions by the extended deadlines may result in the Company’s withholding of an amount from the holder’s cash to be calculated in accordance with the applicable withholding rate as reasonably determined by the Company in accordance with applicable law.

Your attention is directed to the following:

The Company may be required to withhold up to 25% (for individual stockholders) or 23% (for all other stockholders) of the gross proceeds payable to stockholders who tendered their Shares in the Offer. Accordingly, if your client tendered Shares in the Offer, you should also request instructions as to whether your client is eligible for an exemption from Israeli withholding tax by completing:

1.

(A) the Declaration of Status for Israeli Income Tax Purposes (“Declaration Form”) and attaching additional required documentation confirming their non-Israeli residency or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate. In general, if your client certifies, by completing the Declaration Form, that it is either NOT a “resident of Israel” for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”), and if your client is a non-Israeli individual, attaches a copy of their non-Israeli passport, and if your client’s consideration exceeds US$300,000 but is less than US$500,000, also attaches a residency certificate from the tax authorities in the stockholder’s country of residency, or (2) a bank, broker or financial institution resident in Israel that (A) is holding the Shares solely on behalf of its beneficial stockholder(s) (so-called “street name” holders), and (B) is obligated, under the provisions of the Ordinance and regulations promulgated thereunder, to withhold Israeli income tax from the cash payment (if any) made by it to its beneficial stockholder (s) with respect to Shares tendered by them and accepted for payment by the Company pursuant to the Offer (an “Eligible Israeli Broker”), your client is eligible for an exemption from Israeli withholding tax; and (B) the Supplemental Declaration of Status for Israeli Income Tax Purposes, which has been filed as an amendment to the Schedule TO in connection with the Offer, and supplements the Letter of Transmittal (“Supplemental Declaration Form”), that the Shares tendered by such stockholder were not purchased from a relative (for individuals) and the Shares were not subject to Part E2 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, concerning Israeli tax-free reorganizations (“Part E2”). Shares purchased on the open market are generally not considered to be purchased by a relative nor in a transaction subject to Part E2. The Supplemental Declaration Form will be required under the Israeli Tax Authority (the “ITA”) ruling even for stockholders who have previously tendered Shares in the Offer. Such Declaration Form and the Supplemental Declaration Form will each provide additional specific statements with respect to this purpose. In such case, where the tendering stockholder was able to timely complete and deliver the Declaration Form and the Supplemental Declaration Form, the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the Offer; or

2.

a valid certificate, ruling or any other written instructions issued by the ITA in form and substance reasonably satisfactory to the Company and the Depositary, that is applicable to the payments to be made pursuant to the Offer stating that no withholding, or a reduced rate of withholding, of Israeli withholding tax is required with respect to such payments or providing other instructions regarding such payments or withholding (an “ITA Waiver”). In such case, the Depositary will withhold (through the Company or a withholding agent appointed by the Company) Israeli withholding tax at the rate prescribed by such certificate or approval (or not withhold, if such stockholder is entitled to a full exemption). See Section 12 of the Offer to Purchase. If your client’s consideration exceeds US$500,000, it is required to submit ITA Waiver in order to avoid Israeli tax withholding.

The Company, with the assistance of the Depositary and the DTC has established a procedure whereby, if you tendered Shares in the Offer through DTC, you will be able to classify, electronically, the Shares into the following categories: (1) Shares that are tendered on behalf of your clients who certified to you, by completing the Declaration Form, that they are eligible for an exemption from Israeli withholding tax (“Category One Shares”), and (2) Shares that are tendered on behalf of your clients who are not eligible for such exemption.

By so classifying, through such DTC system, you will be deemed to certify to the Depositary and to the Company, its withholding agent and other agents or representatives that, based on a careful review of the Declaration Forms received by you, the Shares that you classified as Category One Shares are held by non-Israeli residents and/or Eligible Israeli Broker(s). In addition, in order to confirm your eligibility to make such certification for Category One Shares, you must provide copies of such Declaration Forms as well as any additional required documents (as well as the associated Voluntary Offer Identifier (VOI) number for each account) to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”) utilizing the specialized e-mail address at the end of this notice you will be requested to provide in connection therewith. Regardless, please note that the ITA may have the right to audit, and if denied, such action can result in the imposition of Israeli withholding tax. If you fail to meet the deadlines for tendering shares in the Offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA. For further details, you may contact either the Company or DTC.

YOUR PROMPT ACTION IS REQUESTED. THE COMPANY URGES YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Any inquiries you may have with respect to the above may be addressed to the Information Agent at the address and telephone number listed below.

Additional copies of the Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent for the Offer by calling toll-free at 877-871-1741.

Very truly yours,

Robert Antokol

Chief Executive Officer

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

Please note if you are a direct participant of the DTC, you are encouraged to instruct your shareholder clients to return all required documents back to you as their bank/broker. Please provide your shareholder clients with clear and complete instructions.

Banks and brokers should send all required and completed documents on behalf of your shareholder clients to playtikataxdeclaration@dfking.com.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (877) 871-1741

Email: playtika@dfking.com